Exhibit 10

EXECUTION VERSION

February 13, 2008

Warburg Pincus Private Equity X, L.P.
Warburg Pincus X, L.P.
466 Lexington Avenue
New York, NY 10017-3140
Attn: Kewsong Lee

Gentlemen/Ladies:

     Warburg Pincus Private Equity X, L.P. (“WP X” or “you”) and we have entered into that certain Amended and Restated Investment Agreement, originally dated as of December 10, 2007 (the “Original Agreement”), and amended and restated as of February 6, 2008 (as amended and restated, the “Agreement”). All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

     The Original Agreement provides that WP X will (i) purchase, and you have so purchased, 16,129,032 shares of the Common Stock of MBIA Inc. (“MBIA”), and (ii) receive, and you have received, warrants exercisable for an additional 16,129,032 shares of Common Stock (the “Original Warrants”). In connection with the Public Offering contemplated by the Agreement, the Original Warrants became exercisable for an aggregate of 21,327,646 shares of Common Stock, subject to the terms of the Original Warrants (including approval of the shareholders of MBIA in order to exercise certain of the Original Warrants for shares of Common Stock). In connection with the execution of the Agreement, you received warrants exercisable for 4,000,000 shares of Common Stock (the “Additional Warrants” and, together with the Original Warrants, the “Warrants”). In addition, in connection with the Public Offering, you have subscribed to purchase an aggregate of 24,691,359 shares of Common Stock in the Public Offering (the “Offering Purchase”).

     Immediately following and assuming consummation of the Public Offering, on a fully-diluted basis (assuming the Offering Purchase and the exercise of all of the Warrants for Common Stock of MBIA, including those whose exercise is subject to the approval of MBIA shareholders), MBIA would have approximately 261,492,027 shares of Common Stock outstanding, of which you, together with the WP Indirect Owners (as defined below), would be deemed to own, directly or indirectly, approximately 66,148,037 shares, or approximately 25.3% of the Common Stock. The foregoing calculation is for the sole purpose of the discussion below relating to FINRA (as defined below) and does not represent beneficial ownership for other purposes.

     The Agreement also provides for a Backstop Option pursuant to which, in the event that we initiate the Public Offering, you have the right to purchase up to $300 million of Preferred Stock. We understand from your public statements that you do not intend to exercise the Backstop Option.

     The Agreement further provides for a Backstop Commitment, pursuant to which MBIA may elect to sell to you a number of shares of Preferred Stock in the event that proceeds to MBIA from the Public Offering are less than $750 million. The Public Offering is oversubscribed and, assuming such consummation of the Public Offering, the fulfillment by WP X of the Backstop Commitment is not required.

     MBIA Capital Management Corp. (“MBMC”) is a wholly-owned subsidiary of MBIA and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”, fka the NASD). NASD Rule 1017(a) requires that members file an application (a “1017 Application”) with FINRA for approval of a change of control of 25 percent or more of the direct or indirect equity ownership of a FINRA member firm at least 30 days prior to such change. For purposes of this rule, a person is deemed to beneficially own shares such person has a right to acquire within 60 days. MBMC’s 1017 application was transmitted for filing on January 30, 2008; the 30 day notice period will not elapse until February 29, 2008 and the 60th day after the transmission of the 1017 Application will elapse on March 30, 2008. Therefore, to ensure compliance with NASD Rule 1017, you hereby agree, by your signature below, that (i) you can exercise all of the foregoing Warrants in accordance with their terms, provided that Warrants for at least 1,036,522 shares of Common Stock will not be exercised by WP X, Warburg Pincus X Partners, L.P. or their respective Affiliates (collectively, the “WP Indirect Owners”) prior to March 31, 2008 and (ii) you will not exercise the Backstop Option. On and after the earlier to occur of (a) FINRA’s approval of the 1017 Application and (b) March 31, 2008, provided FINRA has advised MBMC orally or in writing that it will not impose substantial operating conditions on MBMC pending its approval of the 1017 Application, the Warrants shall become fully exercisable in accordance with their terms. The parties further agree that, except as set forth above, the Warrants held by you will remain unaffected by this letter.

     This letter shall automatically terminate and be of no further force or effect in the event that you, together with the WP Indirect Owners, cease to own directly or indirectly 25% or more of the Common Stock, as such percentage is calculated in accordance with NASD Rule 1017.

     If you agree that the foregoing accurately sets forth our agreement with respect to the subject matter hereof, please so indicate by signing the duplicate copy of this letter enclosed herewith and returning it to us.

Very truly yours,

MBIA Inc.

By: /s/ C. Edward Chaplin
Name: C. Edward Chaplin
Title: Chief Financial Officer

Accepted and Agreed:

Warburg Pincus Private Equity X, L.P.

By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its sole member
By: Warburg Pincus & Co., its managing member

By: /s/ Kewsong Lee
Name: Kewsong Lee
Title: Managing Director